Eagle Bulk Shipping Inc. Secures Three Long-Term Charters

NEW YORK, January 3, 2007-- Eagle Bulk Shipping Inc. (NasdaqGS:EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced that it has secured long-term time charter contracts for three of its vessels.

Upon completion of its current charter of $18,550 per day, the Jaeger, a 52,000 dwt Supramax will commence a new time charter with a rate of $27,500 per day for 12-14 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $22,500 per day.

The charter on the Harrier, a 50,000 dwt Supramax has been extended from its current charter rate of $23,750 per day for 24 to 27 months at a rate of $24,000 per day.

Upon completion of its current charter of $13,550 per day, the Kite, a 47,000 dwt Handymax will commence a new time charter at a rate of $21,000 per day for 26-29 months.

Sophocles Zoullas, Chairman and Chief Executive Officer, commented, “These three charters reaffirm Eagle Bulk’s commitment to lock in long-term charters at favorable rates to deliver predictable cashflows that support healthy dividends for our shareholders. The charters also increase Eagle Bulk’s 2007 charter coverage to approximately 93%, and we expect they will generate up to $50 million of revenues for the company.

“Furthermore, with up to four ships to charter during 2007, we intend to take advantage of current strong market rates for our Supramax and Handymax ships to continue to build charter cover for 2008, 2009 and 2010 thereby enhancing shareholder value.”

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Mandelbaum & Morgan, New York
Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.